Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

November 5, 2010

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re:	15,000,000 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by The Western Union Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 15,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Plan Shares”) to be issued under The Western Union Company 2006 Long-Term Incentive Plan, as amended and restated effective February 17, 2009 (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon (i) a copy of the Registration Statement and the exhibits filed therewith, (ii) the resolutions adopted by the Board of Directors of the Company on September 28, 2006, and (iii) the resolutions adopted by the Board of Directors of the Company on November 2, 2010. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

This opinion letter is being delivered in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that each Plan Share that is newly issued under the Plan will be legally issued, fully paid and non-assessable when such Plan Share shall have been duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Plan Shares.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

The Western Union Company

November 5, 2010

We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion contained herein, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP